UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 18, 2014

FRATERNITY COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-54271	27-3683448
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

764 Washington Boulevard, Baltimore, Maryland 21230

(Address of principal executive offices) (Zip Code)

(410) 539-1313

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On November 18, 2014, Fraternity Community Bancorp, Inc. (the “Company”) and Fraternity Federal Savings and Loan Association (the “Association”) entered into amendments to the amended and restated employment agreements with Thomas K. Sterner, Chairman and Chief Executive Officer of the Company and the Association, and Richard C. Schultze, President and Chief Operating Officer of the Company and the Association. The amendments to the amended and restated employment agreements change the terms of the amended and restated employment agreements previously entered into by Messrs. Sterner and Schultze solely with respect to provisions covering renewal, termination following disability and the definition of Good Reason in the employment agreements.

Previously, under the employment agreements, on each anniversiary of the effective date of the employment agreements, the disinterested members of the board of directors could elect to extend the employment agreement term for an additional year. As amended, on September 2 of each year, the employment agreements are automatically renewed for an additional year beyond the then-current expiration date unless either the Company or Mr. Sterner or Mr. Schultze provides 60 days prior written notice of its or his intent not to extend the applicable employment agreement.

In addition, under the amendments to the amended and restated employment agreements, if the Company or the Association terminates Mr. Sterner’s or Mr. Schultze’s employment as a result of a “disability,” as that term is defined in the employment agreements, he will continue to receive his base salary for a period of six (6) months and, thereafter, at a rate of two-thirds (2/3) of his base salary through the earliest to occur of (i) his death or (ii) the date on which the then current term of the employment agreement would have expired but for the termination employment as a result of disability. The amount of any payments by the Company or the Association to Mr. Sterner or Mr. Schultze as a result of a disability will be reduced by the amount, if any, payable to such individual during the same period under any disability benefit plan of the Company or the Association covering him at the time of termination. Prior to the amendment, the employment agreements provided that there would be no termination benefit paid to Mr. Sterner or Mr. Schultze in the event of termination due to disability.

Further, the employment agreements provide for the payment of certain benefits following termination by Mr. Sterner or Schultze for Good Reason, as defined. Previously, the definition of Good Reason included a material diminution of base salary unless the reduction is part of a company-wide or executive-level restructuring of compensation. The amendments to the employment agreements eliminated the reference to executive-level restructuring.

The foregoing summary of the amendments to the amended and restated employment agreements is not complete and is qualified in its entirety by reference to the complete text of such documents, which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Form 8-K and which are incorporated herein by reference in their entirety.

Item 9.01	Financial Statements and Other Exhibits

(d)	Exhibits

Number	Description

10.1	Amendment to the Amended and Restated Employment Agreement between Fraternity Federal Savings and Loan Association and Thomas K. Sterner

10.2	Amendment to the Amended and Restated Employment Agreement between Fraternity Federal Savings and Loan Association and Richard C. Schultze

10.3	Amendment to the Amended and Restated Employment Agreement between Fraternity Community Bancorp, Inc. and Thomas K. Sterner

10.4	Amendment to the Amended and Restated Employment Agreement between Fraternity Community Bancorp, Inc. and Richard C. Schultze

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRATERNITY COMMUNITY BANCORP, INC.

Date: November 24, 2014	By:	/s/ Richard C. Schultze
Richard C. Schultze
President and Chief Operating Officer